UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
Tender Offer Statement Under Section 14(d)(1)
or Section 13(e)(1) of the Securities Exchange Act of 1934
(Amendment No. 19)

CAREMARK RX, INC.
(Name of Subject Company (Issuer))
EXPRESS SCRIPTS, INC.
(Name of Filing Persons (Offeror))

COMMON STOCK, PAR VALUE $0.001 PER SHARE
(Title of Class of Securities)

141705103
(CUSIP Number of Class of Securities)

Edward Stiften Senior Vice President and Chief Financial Officer Express Scripts, Inc. 13900 Riverport Drive Maryland Heights, Missouri 63043 (314) 770-1666	Thomas M. Boudreau Senior Vice President and General Counsel Express Scripts, Inc. 13900 Riverport Drive Maryland Heights, Missouri 63043 (314) 770-1666
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)
With Copies to:
Lou R. Kling
Howard L. Ellin
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-3000
CALCULATION OF FILING FEE

Transaction Valuation*: $24,880,565,862.78	Amount of Filing Fee**: $2,662,220.55

*	Estimated for purposes of calculating the filing fee only. Pursuant to Rules 0-11(a)(4) and 0-11(d) under the Securities Exchange Act of 1934, as amended, the market value of the securities to be received was calculated as the product of (i) 446,048,151 shares of Caremark Rx, Inc. common stock (which is the sum of (x) 426,541,731 shares of Caremark Rx, Inc. common stock outstanding and (y) 20,097,600 shares of Caremark Rx, Inc. common stock issuable upon the exercise of outstanding options, each as of December 14, 2006 (in the case of (x) and (y), as reported in the joint proxy statement/prospectus of Caremark Rx, Inc. and CVS Corporation contained in the Registration Statement on Form S-4 filed by CVS Corporation filed with the Securities and Exchange Commission on December 19, 2006, as amended January 9, 2007), less (z) 591,180 shares of Caremark Rx, Inc. common stock owned by KEW Corp., a wholly owned subsidiary of Express Scripts, Inc.) and (ii) $55.78, the average of the high and low sales prices of Caremark Rx, Inc. common stock as reported on the New York Stock Exchange on January 11, 2007.

**	The amount of filing fee is calculated in accordance with Rule 0-11(a)(2) under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #5 for Fiscal Year 2007 issued by the Securities and Exchange Commission on November 23, 2005. Such fee equals $107.00 per $1,000,000 of the transaction value.

☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount previously paid: $2,662,220.55	Form or registration no.: Form S-4 (333-140001) and Schedule TO

Filing Party: Express Scripts, Inc.	Date Filed: January 16, 2007

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:

☑	third-party tender offer subject to Rule 14d-1.

☐	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer:      ☐

     This Amendment No. 19 to the Tender Offer Statement on Schedule TO (this “Amended Schedule TO”) amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission on January 16, 2007, as amended by Amendment No. 1 thereto filed on January 17, 2007, Amendment No. 2 thereto filed January 23, 2007, Amendment No. 3 thereto filed January 24, 2007, Amendment No. 4 thereto filed January 31, 2007, Amendment No. 5 thereto filed February 2, 2007, Amendment No. 6 thereto filed February 2, 2007, Amendment No. 7 thereto filed February 5, 2007, Amendment No. 8 thereto filed February 6, 2007, Amendment No. 9 thereto filed February 8, 2007, Amendment No. 10 thereto filed February 9, 2007, Amendment No. 11 thereto filed February 12, 2007, Amendment No. 12 thereto filed February 13, 2007, Amendment No. 13 thereto filed February 14, 2007, Amendment No. 14 thereto filed February 26, 2007, Amendment No. 15 thereto filed February 28, 2007, Amendment No. 16 thereto filed March 8, 2007, Amendment No. 17 thereto filed March 12, 2007 and Amendment No. 18 thereto filed March 12, 2007 (as amended, the “Schedule TO”) by Express Scripts Inc., a Delaware corporation (“Express Scripts”) in connection with Express Scripts’ offer to exchange all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”) of Caremark Rx, Inc., a Delaware corporation (the “Company”) for (1) $29.25 in cash, net to the seller in cash (less applicable withholding taxes and without interest), (2) 0.426 shares of Express Scripts common stock, par value $0.01 per share (the “Express Scripts Common Stock”) or (3) an additional $0.00481 in cash per day, less any applicable withholding taxes and without interest, commencing on April 1, 2007 until the earlier of (A) Express Scripts’ acceptance for exchange of shares of Caremark common stock in the exchange offer and (B) forty-five (45) days following the later of (i) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or (ii) if applicable, termination or expiration of any agreement with the Federal Trade Commission not to accept shares of Caremark common stock for exchange in the offer, per Share upon the terms and conditions set forth in (1) the Offer to Exchange/Prospectus, dated March 9, 2007 (the “Offer to Exchange”) and (2) the related revised Letter of Transmittal (the “Letter of Transmittal”) (the offer reflected by such terms and conditions, as they may be amended or supplemented from time to time, constitutes the “Offer”). Capitalized terms used and not otherwise defined in this Amended Schedule TO shall have the same meanings assigned to such terms in the Schedule TO or the Offer to Exchange.
     Express Scripts has also filed Amendment No. 2 to its Registration Statement on Form S-4, filed by Express Scripts on March 12, 2007 (the “Registration Statement”), of which the Offer to Exchange forms a part. The terms and conditions of the Offer are set forth in the Offer to Exchange and the related Letter of Transmittal, which are set forth as Exhibits (a)(4)(A) and (a)(1)(G) hereto.
ITEMS 1 THROUGH 9, AND ITEM 11
     All information contained in the Offer to Exchange and the Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer, is incorporated herein by reference with respect to Items 1-9 and 11 of the Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein.
ITEM 12. EXHIBITS.
     Item 12 of the Schedule TO is amended and supplemented by adding the following:

(a)(5)(JJ)	Express Scripts press release, dated March 13, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report on Form 8-K, filed on March 13, 2007)
(a)(5)(KK)	Express Scripts press release, dated March 13, 2007 (incorporated by reference to Exhibit 99.2 to Express Scripts’ Current Report on Form 8-K, filed on March 13, 2007)
(a)(5)(LL)	Express Scripts Advertisement published in the Wall Street Journal on March 13, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on March 13, 2007)
ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.
     Not applicable.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amended Schedule TO is true, complete and correct.

EXPRESS SCRIPTS, INC.
By:	/s/ Martin Akins
	Name:	Martin Akins
	Title:	Assistant General Counsel and Assistant Secretary

Date: March 13, 2007

EXHIBIT INDEX

EXHIBIT NO.	DOCUMENT
(a)(1)(A)	Intentionally Omitted
(a)(1)(B)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Express Scripts Registration Statement on Form S-4 filed on January 16, 2007) *
(a)(1)(C)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Express Scripts Registration Statement on Form S-4 filed on January 16, 2007) *
(a)(1)(D)	Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to the Express Scripts Registration Statement on Form S-4 filed on January 16, 2007) *
(a)(1)(E)	Form of Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to the Express Scripts Registration Statement on Form S-4 filed on January 16, 2007) *
(a)(1)(F)	Form of Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.5 to the Express Scripts Registration Statement on Form S-4 filed on January 16, 2007) *
(a)(1)(G)	Form of Revised Letter of Transmittal (incorporated by reference to Exhibit 99.6 to Express Script’s Registration Statement on Form S-4, filed March 9, 2007)*
(a)(1)(H)	Form of Revised Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.7 to Express Script’s Registration Statement on Form S-4, filed March 9, 2007)*
(a)(1)(I)	Form of Revised Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*(incorporated by reference to Exhibit 99.8 to Express Script’s Registration Statement on Form S-4, filed March 9, 2007)*
(a)(1)(J)	Form of Revised Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees(incorporated by reference to Exhibit 99.9 to Express Script’s Registration Statement on Form S-4, filed March 9, 2007)*
(a)(1)(K)	Form of Revised Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.10 to Express Script’s Registration Statement on Form S-4, filed March 9, 2007)*
(a)(4)(A)	Prospectus/Offer to Exchange (incorporated by reference to Express Script’s Registration Statement on Form S-4, filed March 12, 2007)*
(a)(5)(A)	Form of Summary Advertisement published in the Wall Street Journal on January 17, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on January 17, 2007) *
(a)(5)(B)	Investor Presentation, dated January 16, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on January 16, 2007) *
(a)(5)(C)	Transcript of Investor Presentation, dated January 16, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on January 16, 2007) *
(a)(5)(D)	Express Scripts press release, dated January 16, 2007 (incorporated by reference to Express Scripts’ Current Report on Form 8-K, filed on January 17, 2007) *
(a)(5)(E)	Express Scripts e-mail to employees (incorporated by reference to Express Scripts’ Rule 425 filing on January 22, 2007)*
(a)(5)(F)	Express Scripts press release, dated January 24, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report on Form 8-K, filed on January 24, 2007)*

EXHIBIT NO.	DOCUMENT
(a)(5)(G)	Express Scripts Investor Presentation, dated January 24, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on January 24, 2007)*
(a)(5)(H)	Express Scripts press release, dated January 31, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report on Form 8-K, filed on January 31, 2007)*
(a)(5)(I)	Express Scripts press release, dated January 31, 2007 (incorporated by reference to Exhibit 99.2 to Express Scripts’ Current Report on Form 8-K, filed on January 31, 2007)*
(a)(5)(J)	Express Scripts press release, dated February 1, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report on Form 8-K, filed on February 2, 2007)*
(a)(5)(K)	Express Scripts press release, dated February 2, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report on Form 8-K, filed on February 2, 2007)*
(a)(5)(L)	Express Scripts Investor Presentation, dated February 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on February 2, 2007)*
(a)(5)(M)	Express Scripts e-mail to employees (incorporated by reference to Express Scripts’ Rule 425 filing on February 2, 2007)*
(a)(5)(N)	Express Scripts press release, dated February 5, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report on Form 8-K, filed on February 2, 2007)*
(a)(5)(O)	Excerpts from Conference Call Transcript, dated February 8, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on February 9, 2007)*
(a)(5)(P)	Express Scripts press release, dated February 8, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report on Form 8-K, filed on February 9, 2007)*
(a)(5)(Q)	Form of Advertisement published in the Wall Street Journal on February 8, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on February 9, 2007)*
(a)(5)(R)	Excerpt from a Management Briefing by Express Scripts, Inc., dated February 8, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on February 12, 2007)*
(a)(5)(S)	Express Scripts press release, dated February 9, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report on Form 8-K, filed on February 9, 2007)*
(a)(5)(T)	Express Scripts press release, dated February 9, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report on Form 8-K, filed on February 12, 2007)*
(a)(5)(U)	Express Scripts Investor Presentation, dated February 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on February 12, 2007)*
(a)(5)(V)	Express Scripts press release, dated February 12, 2007 (incorporated by reference to Exhibit 99.2 to Express Scripts’ Current Report on Form 8-K, filed on February 12, 2007)*
(a)(5)(W)	Express Scripts Letter to Caremark Rx, Inc. Stockholders, dated February 12, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on February 13, 2007)*
(a)(5)(X)	Express Scripts Advertisement published in the Wall Street Journal on February 13, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on February 13, 2007)*
(a)(5)(Y)	Express Scripts press release, dated February 13, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report of Form 8-K, filed on February 13, 2007)*
(a)(5)(Z)	Express Scripts press release, dated February 13, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report of Form 8-K, filed on February 14, 2007)*
(a)(5)(AA)	Express Scripts press release, dated February 23, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report of Form 8-K, filed on February 26, 2007)*

EXHIBIT NO.	DOCUMENT
(a)(5)(BB)	Express Scripts Letter to Caremark Rx, Inc. Stockholders, dated February 27, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on February 28, 2007)*
(a)(5)(CC)	Express Scripts press release dated March 7, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on March 8, 2007)*
(a)(5)(DD)	Conference Call Transcript, dated March 7, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on March 8, 2007)*
(a)(5)(EE)	Express Scripts Investor Presentation, dated March 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on March 8, 2007)*
(a)(5)(FF)	Express Scripts Letter to Caremark Rx, Inc. Stockholders, dated March 9, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on March 12, 2007)*
(a)(5)(GG)	Express Scripts press release, dated March 12, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report on Form 8-K, filed on March 12, 2007)*
(a)(5)(HH)	Express Scripts Investor Presentation, dated March 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on March 12, 2007)*
(a)(5)(II)	Form of Letter to Caremark Investors (incorporated by reference to Express Scripts’ Rule 425 filing on March 12, 2007)*
(a)(5)(JJ)	Express Scripts press release, dated March 13, 2007 (incorporated by reference to Exhibit 99.1 to Express Scripts’ Current Report on Form 8-K, filed on March 13, 2007)
(a)(5)(KK)	Express Scripts press release, dated March 13, 2007 (incorporated by reference to Exhibit 99.2 to Express Scripts’ Current Report on Form 8-K, filed on March 13, 2007)
(a)(5)(LL)	Express Scripts Advertisement published in the Wall Street Journal on March 13, 2007 (incorporated by reference to Express Scripts’ Rule 425 filing on March 13, 2007)
(d)	Not Applicable
(g)	Not Applicable
(h)(1)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP (incorporated by reference to Amendment No. 1 to the Express Scripts Registration Statement on Form S-4, filed February 6, 2007)*

*	Previously filed.